Exhibit 23

Consent of Independent Registered Public Accounting Firm

First Bancorp
Southern Pines, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-167856 and No. 333-273267) and Form S-8 (No. 333-197115 and No. 333-197114) of First Bancorp (the Company) of our reports dated February 26, 2025, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Philadelphia, Pennsylvania
February 26, 2025